RYAM Reports First Quarter 2025 Results
Long-Term Strategy and Outlook Remain Intact

•Net Sales for the quarter of $356 million, down $32 million from prior year quarter
•Net Loss for the quarter of $32 million, a $30 million decline from prior year quarter
•Adjusted EBITDA for the quarter of $17 million, inclusive of a $12 million non-cash environmental charge, down $35 million from prior year quarter
•Total Debt of $736 million and Net Secured Debt of $624 million with a covenant net secured leverage ratio of 2.9 times
•Cash Provided by Operating Activities for the quarter of $40 million; Adjusted Free Cash Flow generation of $10 million
•2025 Adjusted EBITDA guidance of $175 million to $185 million
•2025 Adjusted Free Cash Flow guidance of $5 million to $15 million
JACKSONVILLE, Fla., May 6, 2025 - Rayonier Advanced Materials Inc. (NYSE:RYAM) (the “Company”) today reported results for its first quarter ended March 29, 2025.
“Despite near-term challenges in the macroeconomic and regulatory environment, we remain focused on creating long-term value and are confident in the strength of our core business and strategic positioning,” said De Lyle Bloomquist, President and CEO of RYAM.
“Our first quarter results fell short of expectations, primarily due to several factors: a $12 million non-cash environmental charge, lower cellulose specialties sales volumes following accelerated customer purchases in the prior quarter ahead of a potential supply chain disruption, higher key input costs and operational challenges. In addition, demand in our Paperboard and High-Yield Pulp businesses remained soft.
“We are also navigating a dynamic global trade environment. Based on our most recent insight, approximately $85 million of RYAM annual revenues are currently exposed to a 125 percent import tariff from China. Additionally, we believe we are exposed to second-order effects as certain Cellulose Specialties customers adjust their supply chains in response to the tariffs. While some Chinese fluff customers have chosen to absorb the tariff and continue placing orders, we anticipate shifting production toward non-fluff commodities to help offset potential reductions in direct fluff sales to China and the likely softer demand resulting from these second-order effects.
“Considering these factors — the tariffs, poor first quarter operational performance, the weaker U.S. dollar, the one-time non-cash environmental charge and elevated key input costs — we now project 2025 Adjusted EBITDA to range between $175 million and $185 million. We also expect 2025 Adjusted Free Cash Flow to approximate $5 million to $15 million. With a strong balance sheet and ample liquidity, we remain confident in our ability to manage near-term pressures, meet our debt covenants and deliver long-term value for our shareholders,” concluded Mr. Bloomquist.
CORPORATE HEADQUARTERS
1301 Riverplace Boulevard Suite 2300 Jacksonville, FL 32207
904.357.4600 fax 904.357.9101 www.RYAM.com

First Quarter 2025 Financial Results
The Company reported a net loss of $32 million, or $(0.49) per diluted share, for the quarter ended March 29, 2025 compared to a net loss of $2 million, or $(0.02) per diluted share, for the prior year quarter.
Beginning in January 2025, the Company reorganized its former High Purity Cellulose operating segment into three separate businesses: Cellulose Specialties, Cellulose Commodities and Biomaterials. No changes were made to the composition of the Paperboard and High-Yield Pulp operating segments. Prior period segment results have been recast to align with this new segment reporting structure.
Net sales were comprised of the following for the periods presented:

	Three Months Ended
(in millions)	March 29, 2025	December 31, 2024	March 30, 2024
Cellulose Specialties	$201	$241	$206
Cellulose Commodities	75	90	94
Biomaterials	7	8	7
Paperboard	49	60	53
High-Yield Pulp	31	32	34
Eliminations	(7)	(9)	(6)
Net sales	$356	$422	$388
Operating income (loss) was comprised of the following for the periods presented:

	Three Months Ended
(in millions)	March 29, 2025	December 31, 2024	March 30, 2024
Cellulose Specialties	$31	$45	$38
Cellulose Commodities	(13)	(16)	(19)
Biomaterials	2	2	2
Paperboard	(2)	4	8
High-Yield Pulp	(7)	(8)	(1)
Corporate	(26)	(16)	(11)
Operating income (loss)	$(15)	$11	$17
Following the indefinite suspension of Temiscaming cellulose operations in the third quarter of 2024, certain infrastructure assets of the site’s cellulose plant continue to run in support of the ongoing energy needs of the Paperboard and High-Yield Pulp operations. As such, beginning in the fourth quarter of 2024, the net impact of the custodial site costs being incurred and the sales of any electricity generated by the running of the cellulose plant assets are reflected within the operating results of the Paperboard and High-Yield Pulp businesses.
Cellulose Specialties
Net sales for the quarter decreased $5 million, or 2 percent, compared to the prior year quarter driven by a 2 percent decrease in sales volumes that was in line with expectations and primarily due to strong sales in the prior year quarter ahead of the indefinite suspension of Temiscaming cellulose operations. Partially offsetting the sales volume decrease was a 2 percent increase in sales prices that was lower than the Company’s guidance of mid single-digits primarily due to the timing of orders and an unfavorable sales mix.
Operating income for the quarter decreased $7 million, or 18 percent, compared to the prior year quarter driven by the lower sales, higher key input costs and operational challenges at the plants in the current quarter, partially offset by the absence of prior year operating losses from cellulose operations due to the indefinite suspension of operations at the Temiscaming site in July 2024.
CORPORATE HEADQUARTERS
1301 Riverplace Boulevard Suite 2300 Jacksonville, FL 32207
904.357.4600 fax 904.357.9101 www.RYAM.com

Compared to the fourth quarter of 2024, net sales decreased $40 million as sales volumes decreased 17 percent primarily due to elevated sales volumes in the prior quarter resulting from accelerated customer shipments ahead of potential supply chain disruptions. This decrease was partially offset by a 1 percent increase in sales prices. Operating income decreased $14 million primarily due to the lower sales volumes, operational challenges at the plants in the current quarter and the fourth quarter recognition of $7 million of energy cost benefits from sales of excess emission allowances. Offsetting these decreases were the higher sales prices and the fourth quarter impact of the Jesup plant fire.
Cellulose Commodities
Net sales for the quarter decreased $19 million, or 20 percent, compared to the prior year quarter. Sales volumes decreased 21 percent driven primarily by lower non-fluff commodity sales, partially offset by a 2 percent increase in sales prices due to stronger demand for fluff.
Operating loss for the quarter improved $6 million, or 32 percent, compared to the prior year quarter driven by lower commodity losses, partially offset by higher key input costs and operational challenges at the cellulose plants.
Compared to the fourth quarter of 2024, net sales decreased $15 million as sales volumes decreased 23 percent primarily due to elevated sales volumes in the prior quarter resulting from accelerated customer shipments ahead of potential supply chain disruptions and reduced production due to operational challenges in the current quarter. These decreases were partially offset by a 7 percent increase in sales prices. Operating loss improved $3 million primarily due to the higher sales prices and the fourth quarter impact of the Jesup plant fire. Offsetting these improvements were the lower sales volumes, operational challenges in the current quarter and $3 million of energy cost benefits from sales of excess emission allowances recognized in the fourth quarter.
Biomaterials
Net sales and operating income were both flat in the current quarter compared to the prior year quarter. Increased sales from the April 2024 startup of the France bioethanol facility were offset by lower production in the current quarter due to operational challenges and the planned maintenance shutdown of the Tartas cellulose plant, which limited raw material supply due to the bioethanol facility’s reliance on the Tartas cellulose plant for feedstock. In operating income, higher shared and ancillary service costs under the business’s newly-established cost structure were offset by lower production costs as a result of the current quarter shutdown and reduced feedstock availability.
Compared to the fourth quarter of 2024, net sales decreased $1 million, impacted by the lower production in the current quarter due to the restricted raw material availability resulting from the operational challenges and planned maintenance shutdown. Operating income was flat as higher shared and ancillary service costs were offset by the lower production costs that resulted from the current quarter shutdown and reduced feedstock availability.
Paperboard
Net sales for the quarter decreased $4 million, or 8 percent, compared to the prior year quarter. Sales prices and volumes decreased 4 percent and 3 percent, respectively, driven by mix and continued competitive activity from European imports.
Operating results for the quarter declined $10 million, or 125 percent, compared to the prior year quarter driven by the lower sales prices and volumes, higher maintenance and purchased pulp costs and the impact of Temiscaming net custodial site costs.
Compared to the fourth quarter of 2024, operating results declined $6 million driven by 5 percent and 14 percent decreases in sales prices and volumes, respectively, due to mix, operational challenges and continued competitive activity from European imports, and a higher cost impact of the fourth quarter planned maintenance outage.
High-Yield Pulp
Net sales for the quarter decreased $3 million, or 9 percent, compared to the prior year quarter. Sales prices and volumes decreased 7 percent and 4 percent, respectively, driven by lower demand, continued oversupply in China and the timing of shipments, primarily related to shipping challenges to customers in India.
Operating loss for the quarter increased $6 million, or 600 percent, compared to the prior year quarter driven by the lower sales prices and volumes and the impact of Temiscaming net custodial site costs.
Compared to the fourth quarter of 2024, operating loss improved $1 million driven by lower maintenance and labor costs, partially offset by 1 percent and 2 percent decreases in sales prices and volumes, respectively.
CORPORATE HEADQUARTERS
1301 Riverplace Boulevard Suite 2300 Jacksonville, FL 32207
904.357.4600 fax 904.357.9101 www.RYAM.com

Corporate
Operating loss for the quarter increased $15 million, or 136 percent, compared to the prior year quarter driven by current quarter non-cash environmental reserves charges of $12 million and unfavorable foreign exchange rates in the current quarter compared to favorable rates in the prior year quarter. The environmental reserves charges are associated with recent developments at the Port Angeles, Washington, and Augusta, Georgia, remediation sites. The cash impact associated with the Augusta remediation site is expected in early 2027; the cash impact for the Port Angeles remediation site is not expected to begin before 2028, with outflows in the following three to five years.
Compared to the fourth quarter of 2024, operating loss increased $10 million driven by the non-cash environmental reserves charges mentioned above and unfavorable foreign exchange rates in the current quarter compared to favorable rates in the prior year quarter, partially offset by lower variable compensation costs and the impact of the debt refinancing in the prior period.
Non-Operating Income & Expense
Interest expense for the quarter ended March 29, 2025 increased $3 million compared to the prior year quarter driven primarily by an increase in the average effective interest rate on debt, partially offset by a decrease in the average outstanding principal balance. Total debt decreased $43 million from March 30, 2024 to March 29, 2025.
Unfavorable foreign exchange rates during the quarter ended March 29, 2025 compared to favorable rates in the prior year quarter resulted in a net unfavorable impact of $1 million.
Income Taxes
The effective tax rate for the quarter ended March 29, 2025 was a benefit of 15 percent. This rate differed from the federal statutory rate of 21 percent primarily due to changes in the valuation allowance on disallowed interest deductions, different statutory tax rates in foreign jurisdictions, U.S. tax credits and nondeductible executive compensation.
The effective tax rate for the quarter ended March 30, 2024 was a benefit of 30 percent. This rate differed from the federal statutory rate of 21 percent primarily due to the release of certain tax reserves, partially offset by return-to-accrual adjustments, excess deficit on vested stock compensation and changes in the valuation allowance on disallowed interest deductions.
Cash Flows & Liquidity
The Company generated operating cash flows of $40 million during the three months ended March 29, 2025 driven by strong working capital management.
The Company used $38 million in investing activities during the three months ended March 29, 2025 related to net capital expenditures, which included $8 million of strategic capital spending.
The Company had $1 million of net cash outflows from financing activities during the three months ended March 29, 2025 for the repurchase of common stock and repayment of long-term debt, partially offset by net borrowings of short-term financing.
The Company ended the first quarter with $272 million of global liquidity, including $130 million of cash, $131 million of borrowing capacity under the ABL Credit Facility and $11 million of availability under the France factoring facility.
As of March 29, 2025, the Company’s consolidated net secured leverage ratio was 2.9 times covenant EBITDA.
Business Outlook
The Company now projects 2025 Adjusted EBITDA to range between $175 million and $185 million, primarily reflecting the impact of tariffs, unfavorable foreign exchange due to the weaker U.S. dollar relative to the Canadian dollar and euro, the one-time non-cash environmental charge, poor first quarter operational results and continued soft demand and pricing in Paperboard and High-Yield Pulp.
In October 2023, the Company announced that it was exploring the potential sale of its Paperboard and High-Yield Pulp assets at its Temiscaming site. Given the current global trade uncertainty, the sale process is effectively on hold. The Company continues to focus on operating these businesses and remains committed to pursuing a sale at a fair price when timing and value align.
CORPORATE HEADQUARTERS
1301 Riverplace Boulevard Suite 2300 Jacksonville, FL 32207
904.357.4600 fax 904.357.9101 www.RYAM.com

The following market assessment represents the Company’s current outlook for its operating segments’ future performance.
Cellulose Specialties
Average sales prices for Cellulose Specialties in 2025 are expected to increase by a mid single-digit percentage compared to 2024. Sales volumes are expected to decline by a similar percentage, primarily due to the absence of 2024 bridge volumes following the indefinite suspension of the Temiscaming plant, as well as second-order tariff impacts and accelerated acetate destocking. Demand trends vary across product lines: acetate demand remains soft due to elevated inventories and ongoing destocking in China, with added risk that customers may use the tariff-related pause in orders to further reduce stock levels. Ethers volumes are expected to improve, while other specialty grades are anticipated to remain strong given reduced global supply. The Company remains cautious about further supply chain adjustments by certain Cellulose Specialties customers in response to tariffs. Raw material input and logistics costs are projected to be moderately higher in 2025. Operational challenges experienced in the first quarter are believed to have been resolved through planned maintenance outages completed at all three cellulose plants in March and April.
Overall, EBITDA is expected to approximate $237 million to $245 million for the full year 2025, subject to fluctuations in tariff rates.
Cellulose Commodities
While overall fluff demand is expected to remain resilient, RYAM fluff products are subject to a 125 percent import tariff into China. These retaliatory tariffs are expected to create a dislocation of supply relative to demand and the Company anticipates a loss of market share in China as a result. Raw material input and logistics costs are projected to be moderately higher in 2025.
Overall, EBITDA is expected to approximate negative $5 million for the full year 2025, subject to fluctuations in tariff rates.
Biomaterials
The Company is evaluating investments in new green energy and renewable products to provide both increased end-market diversity and incremental profitability. The Company intends to proceed only with those projects that are expected to meet its investment hurdles: a minimum 30 percent return on equity and a less than two-year payback period for RYAM equity. In the fourth quarter of 2024, the Company secured green capital of €67 million, which allows it to advance the biomaterials strategy and further progress towards its future goal of generating over $70 million of EBITDA from RYAM’s Biomaterials business, inclusive of the projects below:
•The Company’s bioethanol facility in France is operational since the first quarter of 2024.
•The Company re-started its lignosulfonate powder plant in France in the fourth quarter of 2024.
•The Company continues to pursue an investment in a bioethanol facility in Fernandina Beach, Florida, similar to its bioethanol facility in France. While the City of Fernandina Beach recently denied the site plan application for this project, the Company believes the City erred in making its determination and is pursuing all available legal remedies. In expectation of a favorable outcome, the Company continues to advance engineering plans and explore potential commercial agreements, driving toward a final investment decision anticipated in 2025 based on current legal timelines.
•The Company is evaluating investments in crude tall oil facilities in Jesup, Georgia and Tartas and a prebiotics facility at the Jesup plant, and is currently working on permitting, engineering and commercial agreements on these new facilities ahead of making final investment decisions later this year.
•The Company is a partner in AGE (Altamaha Green Energy, LLC), a start-up entity that aims to utilize renewable forestry waste and other biomass generally discarded as waste to generate green electricity for the State of Georgia from a new facility to be constructed adjacent to the Company’s Jesup plant. Although the project remains in the development phase, AGE is actively evaluating the construction and financing requirements for the new facility, with a final investment decision expected in the third quarter of 2025.
Overall, EBITDA is expected to approximate $8 million to $10 million for the full year 2025.
CORPORATE HEADQUARTERS
1301 Riverplace Boulevard Suite 2300 Jacksonville, FL 32207
904.357.4600 fax 904.357.9101 www.RYAM.com

Paperboard
Paperboard volumes are expected to increase in 2025, supported by improved certainty around zero-tariff access to the U.S. market due to USMCA compliance, reduced supply from European competitors impacted by tariffs and growing interest from the domestic Canadian market. However, prices are projected to decline year over year. Costs are expected to rise due to higher purchased pulp costs, greater allocation of custodial site costs at the Temiscaming facility and tariff mitigation efforts.
Overall, EBITDA is expected to approximate $25 million for the full year 2025.
High-Yield Pulp
High-Yield Pulp prices and volumes are expected to decline in 2025 due to continued oversupply in the Chinese market. Costs are projected to increase as a result of higher allocation of custodial site costs at the Temiscaming facility.
Overall, EBITDA is expected to approximate negative $20 million for the full year 2025.
Corporate
Corporate costs in 2025 are expected to be higher year over year due to the $12 million non-cash environmental reserves charges recorded in the first quarter and potential foreign exchange headwinds stemming from a weaker U.S. dollar relative to the Canadian dollar and euro. These impacts are partially offset by lower spending following the completion of the Company’s ERP implementation.
Overall, Corporate costs are expected to approximate $70 million for the full year 2025.
Conference Call Information
RYAM will host a conference call and live webcast at 9:00 a.m. ET on Wednesday, May 7, 2025, to discuss these results. Supplemental materials and access to the live audio webcast will be available at www.RYAM.com. A replay of this webcast will be archived on the Company’s website shortly after the call.
Investors may listen to the conference call by dialing 877-407-8293, no passcode required. For international parties, dial 201-689-8349. A replay of the teleconference will be available one hour after the call ends until 6:00 p.m. ET on May 21, 2025. The replay dial-in number within the U.S. is 877-660-6853, international is 201-612-7415, Conference ID: 13750563.
About RYAM
RYAM is a global leader of cellulose-based technologies, including cellulose specialties, a natural polymer commonly used in the production of filters, food, pharmaceuticals and other industrial applications. RYAM’s specialized assets, capable of creating the world’s leading cellulose specialties products, are also used to produce commodity fluff pulp, biofuels, bioelectricity and other biomaterials such as bioethanol and tall oils. The Company also manufactures products for the paper and packaging markets. With manufacturing operations in the U.S., Canada and France, RYAM generated $1.6 billion of revenue in 2024. More information is available at www.RYAM.com.
Contacts

Media	Ryan Houck	904-357-9134
Investors	Mickey Walsh	904-357-9162
Forward-Looking Statements
Certain statements in this document regarding anticipated financial, business, legal or other outcomes, including business and market conditions, outlook and other similar statements relating to future events, developments or financial or operational performance or results, are “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and other federal securities laws. These forward-looking statements are identified by the use of words such as “may,” “will,” “should,” “expect,” “estimate,” “target,” “believe,” “intend,” “plan,” “forecast,” “anticipate,” “guidance” and other similar language. However, the absence of these or similar words or expressions does not mean a statement is not forward-looking. Forward-looking statements are not guarantees of future performance or events and undue reliance should not be placed on these statements. Although we believe the expectations reflected in any forward-looking statements are based on reasonable assumptions, we can give no assurance that these expectations will be attained, and it is possible that actual results may differ materially from those indicated by these forward-looking statements due to various risks and uncertainties. All statements made in this earnings release are made only as of the date set forth at the beginning of this release. The Company undertakes no obligation to update the information made in this release in the event facts or circumstances change after the date of this
CORPORATE HEADQUARTERS
1301 Riverplace Boulevard Suite 2300 Jacksonville, FL 32207
904.357.4600 fax 904.357.9101 www.RYAM.com

release. The Company has not filed its Form 10-Q for the quarter ended March 29, 2025. As a result, all financial results described in this earnings release should be considered preliminary, and are subject to change to reflect any necessary adjustments or changes in accounting estimates, that are identified prior to the time the Company files its Form 10-Q.
The Company’s operations are subject to a number of risks and uncertainties, including, but not limited to, those listed below. When considering an investment in the Company’s securities, you should carefully read and consider these risks, together with all other information in the Company’s Annual Report on Form 10-K and other filings and submissions to the SEC, which provide more information and detail on the risks described below. If any of the events described in the following risk factors occur, the Company’s business, financial condition, operating results and cash flows, as well as the market price of the Company’s securities, could be materially adversely affected. These risks and events include, without limitation: Macroeconomic and Industry Risks The Company’s business, financial condition and results of operations could be adversely affected by disruptions in the global economy caused by geopolitical conflicts and related impacts. The businesses the Company operates are highly competitive and many of them are cyclical, which may result in fluctuations in pricing and volume that can materially adversely affect the Company’s business, financial condition, results of operations and cash flows. Changes in the availability and price of raw materials and energy and continued inflationary pressure could have a material adverse effect on the Company’s business, financial condition and results of operations. The Company is subject to material risks associated with doing business outside of the United States. Foreign currency exchange fluctuations may have a material adverse impact on the Company’s business, financial condition and results of operations. Restrictions on trade through tariffs, countervailing and anti-dumping duties, quotas and other trade barriers, in the United States and internationally, could materially adversely affect the Company’s ability to access certain markets. The Company is subject to risks associated with epidemics and pandemics, which could have a material adverse impact on the Company’s business, financial condition, results of operations and cash flows. Business and Operational Risks The Company’s ten largest customers represented a significant portion of the Company’s 2024 revenue and the loss of all or a substantial portion of revenue from these customers could have a material adverse effect on the Company’s business. A material disruption at any of the Company’s manufacturing plants could prevent the Company from meeting customer demand, reduce sales and profitability, increase the cost of production and capital needs, or otherwise materially adversely affect the Company’s business, financial condition and results of operations. Unfavorable changes in the availability of, and prices for, wood fiber may have a material adverse impact on the Company’s business, financial condition and results of operations. Substantial capital is required to maintain the Company’s production facilities, and the cost to repair or replace equipment, as well as the associated downtime, could materially adversely affect the Company’s business. The Company faces risks to its assets, including the potential for substantial impairment of long-lived assets. The Company may be required to recognize a significant non-cash charge to earnings if its recorded deferred tax assets are deemed unrealizable. The Company depends on third parties for transportation services and unfavorable changes in the cost and availability of transportation could materially adversely affect the Company’s business. Failure to maintain satisfactory labor relations could have a material adverse effect on the Company’s business. The Company depends on attracting and retaining key personnel, the loss of whom could materially adversely affect the Company’s business. Failure to meet the Company’s customers’ needs through the development of new products or the discovery of new applications for existing products, or inability to protect the intellectual property underlying new products or applications, could have a material adverse impact on the Company’s business. Loss of Company intellectual property and sensitive data or disruption of manufacturing operations due to a cybersecurity incident could materially adversely impact the business. Challenges and uncertainties in executing the Company’s Biomaterials strategy may adversely impact its business and financial results. Regulatory and Environmental Risks The Company’s business is subject to extensive environmental laws, regulations and permits that may materially restrict or adversely affect how the Company conducts business and its financial results. The potential long-term impact of climate-related risks remain uncertain at this time. Regulatory measures to address climate change may materially restrict how the Company conducts business or adversely affect its financial results. Financial Risks The Company may need to make significant additional cash contributions to its retirement benefit plans if investment returns on pension assets are lower than expected or interest rates decline, and/or due to changes to regulatory, accounting and actuarial requirements. The Company has debt obligations that could materially adversely affect the Company’s business and its ability to meet its obligations. Covenants in the Company’s debt agreements may impair its ability to operate its business. Challenges in the commercial and credit environments may materially adversely affect the Company’s future access to capital. The Company may require additional financing in the future to meet its capital needs or to make acquisitions, and such financing may not be available on favorable terms, if at all, and may be dilutive to existing stockholders. Common Stock and Certain Corporate Matters Risks Stockholders’ ownership in RYAM may be diluted. Certain provisions in the Company’s amended and restated certificate of incorporation and bylaws, as well as Delaware law, could prevent or delay an acquisition of the Company, which could decrease the price of its common stock.
Other important factors that could cause actual results or events to differ materially from those expressed in forward-looking statements that may have been made in this document are described or will be described in the Company’s filings with the U.S. Securities and Exchange Commission, including the Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. The Company assumes no obligation to update these statements except as is required by law.
Non-GAAP Financial Measures
This earnings release and the accompanying schedules contain certain non-GAAP financial measures, including EBITDA, adjusted EBITDA, adjusted free cash flow, adjusted net income, adjusted net debt and net secured debt. The Company believes these non-GAAP financial measures provide useful information to its Board of Directors, management and investors regarding its financial condition and results of operations. Management uses these non-GAAP financial measures to compare its performance to that of prior periods for trend analyses, to determine management incentive compensation and for budgeting, forecasting and planning purposes.
CORPORATE HEADQUARTERS
1301 Riverplace Boulevard Suite 2300 Jacksonville, FL 32207
904.357.4600 fax 904.357.9101 www.RYAM.com

The Company does not consider these non-GAAP financial measures an alternative to financial measures determined in accordance with GAAP. The principal limitation of these non-GAAP financial measures is that they may exclude significant expense and income items that are required by GAAP to be recognized in the consolidated financial statements. In addition, they reflect the exercise of management’s judgment about which expense and income items are excluded or included in determining these non-GAAP financial measures. In order to compensate for these limitations, reconciliations of the non-GAAP financial measures to their most directly comparable GAAP financial measures are provided below. Non-GAAP financial measures are not necessarily indicative of results that may be generated in future periods and should not be relied upon, in whole or part, in evaluating the financial condition, results of operations or future prospects of the Company.
CORPORATE HEADQUARTERS
1301 Riverplace Boulevard Suite 2300 Jacksonville, FL 32207
904.357.4600 fax 904.357.9101 www.RYAM.com

Rayonier Advanced Materials Inc.
Condensed Consolidated Statements of Operations
(Unaudited)
(in millions, except share and per share information)

	Three Months Ended
	March 29, 2025	December 31, 2024	March 30, 2024
Net sales	$356	$422	$388
Cost of sales	(332)	(385)	(351)
Gross margin	24	37	37
Selling, general and administrative expense	(23)	(26)	(21)
Foreign exchange gain (loss)	(1)	6	3
Indefinite suspension charges	—	(3)	—
Other operating expense, net	(15)	(3)	(2)
Operating income (loss)	(15)	11	17
Interest expense	(24)	(24)	(21)
Debt refinancing charges	—	(10)	—
Other income, net	2	4	2
Loss before income tax	(37)	(19)	(2)
Income tax benefit	5	3	—
Net loss	(32)	(16)	(2)
Net income attributable to redeemable noncontrolling interest	—	—	—
Net loss attributable to RYAM	$(32)	$(16)	$(2)

Basic and Diluted earnings per common share
Net loss per common share	$(0.49)	$(0.25)	$(0.02)

Weighted average shares used in determining Basic and Diluted EPS	66,216,983	65,929,272	65,447,454
A

Rayonier Advanced Materials Inc.
Condensed Consolidated Balance Sheets
(Unaudited)
(in millions)

	March 29, 2025	December 31, 2024
Assets
Cash and cash equivalents	$130	$125
Other current assets	443	476
Property, plant and equipment, net	1,031	1,019
Other assets	514	510
Total assets	$2,118	$2,130

Liabilities, Redeemable Noncontrolling Interest and Stockholders’ Equity
Debt due within one year	$29	$24
Other current liabilities	376	376
Long-term debt	707	706
Non-current environmental liabilities	172	160
Other liabilities	135	139
Redeemable noncontrolling interest	11	11
Total stockholders’ equity	688	714
Total liabilities, redeemable noncontrolling interest and stockholders’ equity	$2,118	$2,130

B

Rayonier Advanced Materials Inc.
Condensed Consolidated Statements of Cash Flows
(Unaudited)
(in millions)

	Three Months Ended
	March 29, 2025	March 30, 2024
Operating Activities
Net loss	$(32)	$(2)
Adjustments to reconcile net loss to cash provided by operating activities:
Depreciation and amortization	31	34
Changes in working capital and other assets and liabilities	31	(21)
Other	10	1
Cash provided by operating activities	40	12

Investing Activities
Capital expenditures, net of proceeds	(38)	(33)
Cash used in investing activities	(38)	(33)

Financing Activities
Changes in debt principal balance	2	3
Other	(3)	(2)
Cash provided by (used in) financing activities	(1)	1

Net increase (decrease) in cash and cash equivalents	1	(20)
Net effect of foreign exchange on cash and cash equivalents	4	(1)
Balance, beginning of period	125	76
Balance, end of period	$130	$55
C

Rayonier Advanced Materials Inc.
Sales Volumes and Average Prices
(Unaudited)

	Three Months Ended
	March 29, 2025	December 31, 2024	March 30, 2024
Average Sales Prices ($ per metric ton)
Cellulose Specialties	$1,750	$1,732	$1,724
Cellulose Commodities	$863	$807	$842
Paperboard	$1,321	$1,394	$1,382
High-Yield Pulp (external sales)	$518	$523	$559

Sales Volumes (‘000s of metric tons)
Cellulose Specialties	111	134	113
Cellulose Commodities	84	109	106
Paperboard	37	43	38
High-Yield Pulp (external sales)	48	49	50

D

Rayonier Advanced Materials Inc.
Reconciliation of Non-GAAP Measures
(Unaudited)
(in millions)
EBITDA and Adjusted EBITDA by Segment(a)

	Three Months Ended March 29, 2025
(in millions)	Cellulose Specialties	Cellulose Commodities	Biomaterials	Paperboard	High-Yield Pulp	Corporate	Total
Net income (loss)	$31	$(12)	$1	$(1)	$(7)	$(44)	$(32)
Net income attributable to redeemable noncontrolling interest	—	—	—	—	—	—	—
Net income (loss) attributable to RYAM	31	(12)	1	(1)	(7)	(44)	(32)
Depreciation and amortization	15	10	1	5	1	(1)	31
Interest expense, net	—	—	—	—	—	23	23
Income tax expense	—	—	—	—	—	(5)	(5)
EBITDA attributable to RYAM	46	(2)	2	4	(6)	(27)	17
Indefinite suspension charges	—	—	—	—	—	—	—
Adjusted EBITDA attributable to RYAM	$46	$(2)	$2	$4	$(6)	$(27)	$17

	Three Months Ended December 31, 2024
	Cellulose Specialties	Cellulose Commodities	Biomaterials	Paperboard	High-Yield Pulp	Corporate	Total
Income (loss) from continuing operations	$44	$(16)	$3	$5	$(8)	$(44)	$(16)
Income from continuing operations attributable to redeemable noncontrolling interest	—	—	—	—	—	—	—
Income (loss) from continuing operations attributable to RYAM	44	(16)	3	5	(8)	(44)	(16)
Depreciation and amortization	18	10	—	5	—	1	34
Interest expense, net	—	—	—	—	—	23	23
Income tax benefit	—	—	—	—	—	(3)	(3)
EBITDA-continuing operations attributable to RYAM	62	(6)	3	10	(8)	(23)	38
Indefinite suspension charges	—	3	—	—	—	—	3
Debt refinancing charges	—	—	—	—	—	10	10
Adjusted EBITDA-continuing operations attributable to RYAM	$62	$(3)	$3	$10	$(8)	$(13)	$51

	Three Months Ended March 30, 2024
	Cellulose Specialties	Cellulose Commodities	Biomaterials	Paperboard	High-Yield Pulp	Corporate	Total
Net income (loss)	$38	$(19)	$2	$8	$(1)	$(30)	$(2)
Net income attributable to redeemable noncontrolling interest	—	—	—	—	—	—	—
Net income (loss) attributable to RYAM	38	(19)	2	8	(1)	(30)	(2)
Depreciation and amortization	17	12	—	4	1	—	34
Interest expense, net	—	—	—	—	—	20	20
Income tax benefit	—	—	—	—	—	—	—
EBITDA and Adjusted EBITDA attributable to RYAM	$55	$(7)	$2	$12	$—	$(10)	$52
E

	Annual Guidance
	2025
	Low	High
Loss from continuing operations attributable to RYAM	$(34)	$(24)
Depreciation and amortization	125	125
Interest expense, net	93	93
Income tax benefit(b)	(9)	(9)
EBITDA & Adjusted EBITDA-continuing operations attributable to RYAM	$175	$185

(a)EBITDA is defined as net income (loss) before interest, taxes, depreciation and amortization. Adjusted EBITDA is defined as EBITDA adjusted for items that management believes are not representative of core operations. EBITDA and Adjusted EBITDA are non-GAAP measures used by management, existing stockholders and potential stockholders to measure how the Company is performing relative to the assets under management.
(b)Estimated using the statutory rates of each jurisdiction and ignoring all permanent book-to-tax differences.
F

Rayonier Advanced Materials Inc.
Reconciliation of Non-GAAP Measures (Continued)
(Unaudited)
(in millions)
Adjusted Free Cash Flow(a)

	Three Months Ended
	March 29, 2025	March 30, 2024
Cash provided by operating activities	$40	$12
Capital expenditures, net	(30)	(28)
Adjusted free cash flow	$10	$(16)

	Annual Guidance
	2025
	Low	High
Cash provided by operating activities	$90	$100
Capital expenditures, net	(85)	(85)
Adjusted free cash flow	$5	$15

(a)Adjusted free cash flow is defined as cash provided by (used in) operating activities adjusted for capital expenditures, net of proceeds from the sale of assets and excluding strategic capital expenditures. Adjusted free cash flow is a non-GAAP measure of cash generated during a period that is available for dividend distribution, debt reduction, strategic acquisitions and repurchase of the Company’s common stock.
G

Rayonier Advanced Materials Inc.
Reconciliation of Non-GAAP Measures (Continued)
(Unaudited)
(in millions, except per share information)
Adjusted Net Debt and Net Secured Debt(a)

	March 29, 2025	December 31, 2024
Debt due within one year	$29	$24
Long-term debt	707	706
Total debt	736	730
Unamortized premium, discount and issuance costs	47	48
Cash and cash equivalents	(130)	(125)
Adjusted net debt	653	653
Unsecured debt	(29)	(28)
Net secured debt	$624	$625

(a)Adjusted net debt is defined as the amount of debt after the consideration of debt premium, discount and issuance costs, less cash. Net secured debt is defined as adjusted net debt less unsecured debt.
Adjusted Net Income (Loss)(a)

	Three Months Ended
	March 29, 2025		December 31, 2024		March 30, 2024
	$	Per Diluted Share	$	Per Diluted Share	$	Per Diluted Share
Net loss	$(32)	$(0.49)	$(16)	$(0.25)	$(2)	$(0.02)
Indefinite suspension charges	—	—	3	0.03	—	—
Debt refinancing charges	—	—	10	0.16	—	—
Tax effect of adjustments	—	—	(3)	(0.04)	—	—
Adjusted net loss	$(32)	$(0.49)	$(6)	$(0.10)	$(2)	$(0.02)

(a)Adjusted net income (loss) is defined as net income (loss) adjusted net of tax for items that management believes are not representative of core operations.
H